An Offering Statement pursuant to Regulation A relating to these securities has been filed with Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 30, 2020

LUX FLOORING INC.

101 Chase Avenue

Suite 304

Lakewood, NJ 08701

732-523-4911

www.luxflooring.com

UP TO 10,000,000 SHARES OF SERIES A PREFERRED STOCK

UP TO 10,000,000 SHARES OF COMMON STOCK INTO WHICH THE SERIES A PREFERRED STOCK MAY CONVERT

MINIMUM INVESTMENT: 50 SHARES ($250)

We are offering a maximum of 10,000,000 shares of Series A Preferred Stock. There is no minimum offering amount. The offering is being conducted on a best-efforts basis.

Investors in this offering will have no voting rights except those required by Delaware law.

	Price to Public	Underwriting discount and Commissions (1)		Proceeds to Issuer (2)
Per share	$5.00	$	n/a	$5.00
Total Maximum	$50,000,000	$	n/a	$50,000,000

(1)	The company does not currently intend to use commissioned sales agents or underwriters. In the event a commissioned sales agent or underwriter is engaged, the company will file a Supplement to this Offering Circular.

(2)	Does not include expenses of the offering. See “Use of Proceeds” and “Plan of Distribution and Selling Security Holders” for a description of these expenses. We expect that the amount of expenses of the offering that we will pay will be approximately $8,500,000.

The Series A Preferred Stock is convertible into voting Common Stock automatically and solely upon the closing of an initial public offering of voting Common Stock or the merger of the company into another entity. Each share of Series A Preferred Stock converts into voting Common Stock at a 1:1 ratio, which is subject to adjustment for certain events affecting the voting Common Stock. See “Securities Being Offered” at page 26 for additional details.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the offering is earlier terminated by the company, in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission” or “SEC”), the company will file a post-qualification amendment to include the company’s recent financial statements. The company may undertake one or more closings on a rolling basis and, after each closing, funds tendered by investors will be available to the company. The company has engaged Prime Trust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 8 .

Sales of these securities will commence on approximately ______________, 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.

In this Offering Circular, the term “Lux Flooring,” ”we,” “us” or “the company” refers to LUX FLOORING INC.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

Our Company

At Lux Flooring, our passion is resilient flooring. Focusing on a specific product category enables us to guarantee that our customers benefit from excellent products and customer service. Our mission is to offer high quality products at affordable pricing. We sell flooring for use in both residential and commercial applications to a variety of customer types including retail, wholesale and direct to consumer. Lux Flooring was incorporated in Delaware in July 2016.

Currently, all of our products are formulated with a top wear layer measuring 20/1000 of an inch. Products with this wear layer allows for long term use in both commercial and residential applications and gives us the ability to market our products to a broad spectrum of customers. We currently offer 20 styles of flooring in the following collections:

●	Urban – best-selling classic color styles
●	Vintage – warm colors combined with a stunning wood grain look
●	Grove – varieties of natural wood styles
●	Exotic – fresh, funky and distinct styles to give any room a unique look

All of our product styles are available in two product lines LVT and SPC Rigid Core. LVT is installed by gluing down the product and SPC is installed by a interlocking mechanism. Our dual product lines allow for a customer to choose a preferred style and installation method without being limited to a specific range of styles that might only be available using one type of installation method.

We focus solely on product sales and do not offer installation services. This model allows us to sell to retail stores and others who might not purchase from us otherwise.

Currently, we rely on a warehouse storage contract with Humble Warehouse LLC to provide public warehousing facilities. Under this agreement, Humble charges us storage fees on a per pallet basis as well as handling and loading and unloading fees, subject to a minimum monthly amount of $5,000. Humble receives, unloads and stores our inventory of flooring products and packages and assists in delivering purchased products to our customers. This enables us to optimize our overhead costs to meet our level of sales and corresponding inventory needs. As our revenues continue to grow, we will need to significantly increase our inventory and we anticipate the need to lease or purchase our own warehouse facility in the future to accommodate this growth.

The Offering

Securities offered:	Maximum of 10,000,000 shares of Series A Preferred Stock

Common Stock outstanding before the offering:	20,000,000 shares

Series A Preferred Stock outstanding before the offering:	0 shares

Common Stock outstanding after the offering (1):	20,000,000 shares

Series A Preferred Stock outstanding after the offering (2):	10,000,000 shares

Use of proceeds:	Sales and marketing staff, marketing and advertising, acquisition of warehouse facilities, inventory and debt repayment, with the remainder of proceeds, if any for working capital

(1)	Does not include shares of Common Stock issuable upon the conversion of Series A Preferred Stock.
(2)	Assuming the maximum offering amount is raised. Does not include shares of Series A Preferred Stock issuable upon the exercise of warrants granted to FundAthena, Inc., d/b/a Manhattan Street Capital (“Manhattan Street Capital”) in connection with this offering. See “Plan of Distribution and Selling Security Holders.”

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	Economic conditions in the United States could have a material adverse impact on our financial condition, liquidity or results of operations.
•	Our auditor has issued a “going concern” opinion.
•	We compete with numerous flooring manufacturers in highly competitive markets.
•	If the availability of direct materials (sourced products, packaging, energy) decreases, or these costs increase and we are unable to pass along increased costs, our financial condition, liquidity or results of operations could be adversely affected.
•	We currently rely on our warehouse storage contract with Humble Warehouse LLC.
•	Our business is dependent on construction activity.
•	Downturns in construction activity could adversely affect our financial condition, liquidity or results of operations.
•	Our strategy to increase sales and marketing efforts and staffing and expand our geographic footprint may materially adversely affect our profitability.
•	Any restrictions on trade with China may would cause a significant decline in our sales and profitability.
•	We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results.
•	We depend on our President, a one person management team, who is engaged in other outside business activities and faces conflicts of interest.
•	The loss of any significant customer could materially impact our results and our ability to grow our business.
•	Our failure to attract and retain highly qualified personnel in the future could harm our business.
•	We will require a significant amount of liquidity to fund our operations.
•	Disruptions to or failures of our various information systems could have an adverse effect on our business.
•	We may not be able to protect our products or brands from trademark infringement, which could adversely impact our financial condition, liquidity or results of operations.
•	We will require a significant amount of funds to grow our business as planned.
•	Any valuation at this stage is difficult to assess.
•	Our Series A Preferred Stock is non-voting; our President will own all of our voting capital stock; and investors will have limited or no ability to influence company decisions.
•	We may redeem shares of our Series A Preferred Stock, subject to Delaware law, from some holders and not others at redemption prices agreed with such holders
•	We will generally retain cash to grow our business and, while we intend to declare dividends from time to time, as and when determine by our board of directors, we cannot assure that we will do so.
•	There is no minimum amount set as a condition to closing this offering.
•	This offering involves "rolling closings," which may mean that earlier investors may not have the benefit of information that later investors have.
•	This investment is illiquid.
•	The value of your investment may be diluted if the company issues options or additional shares at a lower price.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, relatively early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business

Economic conditions in the United States could have a material adverse impact on our financial condition, liquidity or results of operations. Our business is influenced by conditions in the U.S. economy, including inflation, deflation, interest rates, availability and cost of capital, consumer spending rates, energy availability and the effects of governmental initiatives to manage economic conditions. The COVID-19 pandemic in the United States has resulted in high levels of unemployment and fundamental shifts in commercial and consumer behavior, including sharp decreases in the use of public gathering spaces, such as restaurants, sports and entertainment venues, as well as sharp increases in remote, or at home, work. The impact of the pandemic on our future results is unknown; however, continued high rates of unemployment and declines in demand generally are likely to put significant pressure on business and expansion plans.

Volatility in financial markets and the continued softness or further deterioration of national and global economic conditions could have a material adverse effect on our financial condition, liquidity or results of operations, including as follows:

●	the financial stability of our customers or suppliers may be compromised, which could result in additional bad debts for us or non-performance by suppliers, pricing pressure from our customers, in particular from our large distributor and retail store customers, resulting in declining gross margins and increasing net losses;
●	commercial and residential consumers of our products may postpone spending in response to tighter credit, negative financial news and/or stagnation or further declines in income or asset values, which could have a material adverse impact on the demand for our products, potentially resulting in significant inventory impairments and write-downs, increased default rates and increasing accounts receivable reserves.

Continued or sustained deterioration of economic conditions would likely exacerbate and prolong these adverse effects. To the extent that we are not able to maintain pricing at a level to support our costs of goods and expenses, our business may not survive.

Our auditor has issued a “going concern” opinion. Our auditor has issued a “going concern” opinion on our financial statements in light of the low level of compensation paid to our President. This means that they are not sure that we will be able to succeed as a business without additional financing. The audit report states that our ability to continue as a going concern for the next twelve months is dependent upon additional capital resources. Failure to raise additional capital or generate sufficient cash flow from operations could have a negative impact on not only our financial condition but also our ability to remain in business.

We compete with numerous flooring manufacturers in highly competitive markets. Our markets are highly competitive. We sell only one type of flooring product – resilient vinyl flooring. We compete for sales of flooring products with many manufacturers and independent distributors of resilient flooring as well as with manufacturers who also produce other types of flooring products. Some of our competitors have greater financial resources than we do. We may have difficulty competing against companies that offer a broader line of flooring products than we do.

Competition can reduce demand for our products, negatively affect our product sales mix or cause us to lower prices. Our customers consider our products' performance and styling as well as customer service and price when deciding whether to purchase our products. Shifting consumer preference in our highly competitive markets or our inability to develop and offer new competitive performance features, could have an adverse effect on our sales. Regulatory action or new product standards could also steer consumers away from our products. In addition, excess industry capacity for certain products in several geographic markets could lead to industry consolidation and/or increased price competition. We are also subject to potential increased price competition from overseas competitors, which may have lower cost structures. Our failure to compete effectively could have a material adverse effect on our financial condition, liquidity or results of operations.

If the availability of direct materials (sourced products, packaging, energy) decreases, or these costs increase and we are unable to pass along increased costs, our financial condition, liquidity or results of operations could be adversely affected. The availability and cost of direct materials, including sourced products, packaging materials and energy are critical to our operations. We source our flooring products principally from one supplier, which, among other things, increases the risk of unavailability. Our supplier is located in China and, as a result, we could be subject to international trade costs, such as tariffs, transportation and foreign exchange rates, or international epidemics, including, without limitation, the recent Coronavirus outbreak. Decreased access to sourced product and energy or significant increased cost to purchase these items, as well as increased transportation and trade costs, delays due to government-mandated initiatives in response to the Coronavirus, and any corresponding inability to pass along such costs through price increases or meet demand requirements, as applicable, could have a material adverse effect on our financial condition, liquidity or results of operations.

We currently rely on our warehouse storage contract with Humble Warehouse LLC. We currently rely on Humble Warehouse LLC (“Humble”) to receive and store our flooring products and fulfill and deliver our products to customers. This arrangement allows us to operate our business with minimal internal staffing. Under our warehouse storage contract, Humble may terminate this arrangement upon 60 days written notice. We may not be able to enter into replacements arrangements to replicate the full scope of these services in that time frame or at all. If this occurs and we are not able to contract with another similar provider, we may need to lease warehouse space and increase our internal staffing, which we may not be able to do in this time frame. As a result, we could face significant disruption in our operations and increased expenses, which may negatively impact our profit margins, our financial condition and liquidity. Additionally, if Humble should damage our product, or fail to deliver the correct flooring product to the customer on a timely basis and in good condition, our brand and reputation could suffer and we may lose business.

Our business is dependent on construction activity. Downturns in construction activity could adversely affect our financial condition, liquidity or results of operations. Our business has greater sales opportunities when construction activity is strong and, conversely, has fewer opportunities when such activity declines. The cyclical nature of commercial and residential construction activity, including construction activity funded by the public sector, tends to be influenced by prevailing economic conditions, including the rate of growth in GDP, prevailing interest rates, government spending patterns, business, investor and consumer confidence and other factors beyond our control. Prolonged downturns in construction activity could have a material adverse effect on our financial condition, liquidity or results of operations.

Our strategy to increase sales and marketing efforts and staffing and expand our geographic footprint may materially adversely affect our profitability. We intend to increase our sales and marketing expenditures, expand staffing, acquire additional warehouse facilities and increase our inventory and geographic footprint to drive growth in sales in the future. As a result, we expect to see significant increases in our expenses and costs of goods sold before we recognize a corresponding increase in revenue, which will have a material impact on our results of operations. Furthermore, we may not be able to achieve a sustained level of increased sales sufficient to realize improved profit margins in the future, or even sufficient to cover these expenditures, which may result in significant losses.

Any restrictions on trade with China may would cause a significant decline in our sales and profitability. To date, almost all of our flooring products have been manufactured in China and we expect to continue this level of sourcing from China. Any restrictions on trade with China, whether from disease outbreaks or other increased trade restrictions, could make it difficult for us to import enough flooring product to meet customer demand or could increase our costs to an extent that we are unable to compete with companies that manufacture their own products or are less reliant on imports from China.

We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results. We intend to use the proceeds of this offering to help us rapidly build our sales and marketing team, launch sales and marketing efforts nationwide and invest in warehouse facilities to support a national customer base. Our future operating results will depend on our ability to effectively manage our growth, which is dependent, in part, upon our ability to, among other things, on board and manage an increasing number staff and customer relationships across the regions that we are currently unfamiliar with, while maintaining our reputation for quality and customer satisfaction. Our ability to manage growth is made more difficult because we currently have only two employees. Our failure to effectively manage our growth could negatively affect our results and our reputation.

We depend on our President, a one person management team, who is engaged in other outside business activities and faces conflicts of interest. Our ability to grow successfully will be particularly dependent upon the efforts, experience, contacts, and skills of our President, Benjamin Weinstein. The loss of Mr. Weinstein is likely to have a material adverse effect on our business and growth prospects. Such a loss could occur at any time due to death, disability, resignation, or for other reasons. In addition, Mr. Weinstein has other active business interests owning and managing real estate that may divert his attention from our company, impairing our ability to execute on our strategy effectively or in a timely manner, which may adversely affect our results. In addition, we have entered into and may continue to enter into sales transactions with Mr. Weinstein or real estate businesses controlled by Mr. Weinstein. In 2019 and 2020 (through June 30, 2020), for example, approximately $117,000 of our revenues were derived from sales transactions with Mr. Weinstein or real estate limited partnerships of which Mr. Weinstein is the general partner. As Mr. Weinstein is the sole decision maker for both the buyer and the seller in these transactions, he faces an inherent conflict of interest. Although to date sales to these related parties have generally been on terms comparable with sales to unaffiliated third parties, we do have any policy governing these types of related party transactions nor is there a disinterested board member or other independent party that reviews or approves the terms of any sales to companies that Mr. Weinstein controls. As a result, we cannot assure you that the terms of these transaction will be arm’s length market terms in the future, which could negatively impact our profitability, if priced under market, or inflate our revenues, if priced over market.

The loss of any significant customer could materially impact our results and our ability to grow our business. Sales to ACF Distributors, a wholesale distributor of flooring products, comprised approximately 28% of our 2019 sales. If ACF or any other customer that represents a significant portion of our sales choses to discontinue carrying our flooring products, our results would be immediately negatively impacted. In addition, we may find ourselves holding excess inventory that will take significantly longer to sell or, to the extent flooring trends change or demand shifts away from vinyl flooring, we may not be able to sell a significant portion of this inventory, which may result in write-downs, further negatively impacting our results and financial condition. In addition, preserving our relationship with large customers, such as ACF, may limit our ability to sell to other large distributors or retail stores that they view as competitors, or to sell to those competitors at the same price points, which may limit our ability to increase revenues and expand out business.

Our failure to attract and retain highly qualified personnel in the future could harm our business. We believe that our future success will depend in large part on our ability to retain or attract highly qualified sales and marketing personnel as well as operational and finance personnel to support our growth. In particular, we do not have dedicated employees staffed in key finance and operational positions, relying instead on outsourcing arrangement to manage these functions. Third party service providers may resign or may not maintain consistent staffing, which could disrupt our operations. We may not be successful in employing and retaining key personnel or in attracting other highly qualified personnel. If we are unable to retain or attract significant numbers of qualified management and other personnel, we may not be able to grow and expand our business.

We will require a significant amount of liquidity to fund our operations. As our sales grow, we will be required to maintain increasing levels of inventory. We currently anticipate that we will need to enter into a line of credit facility for cash flow management and to enable and support our growth. We cannot assure you that we will be able to secure this facility. If we do secure a line of credit, it may contain covenants that prohibit or restrict our ability to paying dividends to stockholders, including with respect to the Preferred Stock being offered in this offering, incur debt (including capital leases and operating leases) or liens, make guarantees, engage in different business activities or fundamental transaction (such as mergers, acquisitions, consolidations or a liquidation), or make investments. These restriction may limit our ability to grow our business as planned.

If our business experiences materially negative unforeseen events, we may be unable to generate sufficient cash flow from operations or any future credit financing to maintain sufficient liquidity to operate or to remain in compliance with the covenants of any future credit facility, which could result in reduced or delayed planned expansion and adversely affect our financial condition or results of operations. Any debt incurred in the future could negatively affect the value of your investment in our company.

Disruptions to or failures of our various information systems could have an adverse effect on our business. We rely heavily on our information systems to operate our business activities, including, among other things, purchasing, distribution, inventory management, processing, shipping and receiving, billing and collection, financial reporting and record keeping. Any interruption, whether caused by human error, natural disasters, power loss, computer viruses, system conversion, intentional acts of vandalism, or various forms of cyber crimes including and not limited to hacking, intrusions, malware or otherwise, could disrupt our normal operations. There can be no assurance that we can effectively respond to the failure of our information systems, or that we will be able to restore our operational capacity within sufficient time to avoid material disruption to our business. The occurrence of any of these events could cause unanticipated disruptions in service, decreased customer service and customer satisfaction, harm to our reputation and loss or misappropriation of sensitive information, which could result in loss of customers, increased operating expenses and financial losses. Any such events could in turn have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may not be able to protect our products or brands from trademark infringement, which could adversely impact our financial condition, liquidity or results of operations. We have applied for trademark protection for our logo. Nevertheless, others may attempt to sell flooring products using our brand, and dilute or otherwise harm our reputation. Engaging in Litigation to defend our brand may be lengthy and expensive and we may not have sufficient resources to do so. We may also find, as we expand geographically, that others are using a business name that is the same as or similar to ours, which may limit our ability to market our products under our brand in a particular region or subject us to legal action, which would impar our growth and could have a material adverse effect on our results results of operations.

We will require a significant amount of funds to grow our business as planned. We intend to expand our business significantly to establish a national sales and marketing presence for our products. This expansion will require a significant amount of funds. If we fail to raise those funds in this offering, we anticipate that we will need to secure additional funding to fully implement our strategy and business plan. If we cannot raise additional funds for whatever reason, including reasons relating to the company itself or to the broader economy, we may not be able to grow our business as planned, which may have a materially adverse impact on our profitability and prospects.

Risks Related to the Securities and the Offering

Any valuation at this stage is difficult to assess. The valuation for the offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

Our Series A Preferred Stock is non-voting; our President will own all of our voting capital stock; and investors will have limited or no ability to influence company decisions. The shares of Series A Preferred Stock we are offering are non-voting, so you will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, adoption and terms of any employee option plan, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Voting control of our company is and will remain in the hands of our President, who will make all major decisions regarding the company. As your stock is non-voting, you will not have a say in these decisions.

We may redeem shares of our Series A Preferred Stock, subject to Delaware law, from some holders and not others at redemption prices agreed with such holders. The terms of our Series A Preferred Stock provides that we may agree with one or more holders to redeem all or a part of such holders shares at prices agreed with such holders. We are not required to redeem shares of Series A Preferred Stock ratable among all holders of the Series A Preferred Stock or to redeem shares at the same redemptions price for all holders or with respect to all shares being redeemed. If you agree to our redeeming your shares, there is no assurance that you would receive as much on a per share basis as other investors. We could use available funds, subject to Delaware law, to redeem all or a part of one or more investors shares while leaving your shares outstanding.

We will generally retain cash to grow our business and, while we intend to declare dividends from time to time, as and when determine by our board of directors, we cannot assure that we will do so. Our Series A Preferred Stock does not provide for any accruing dividends or preferred return. Dividends would only be payable if declared by us and, to the extent that we have sufficient surplus or profits and can do so in compliance with any contractual restrictions in our debt facilities, we may use such amount to pay dividends on both our common stock and preferred stock, lessening the amount that would have been paid to holders of our Series A Preferred Stock if there were a preferred return.

There is no minimum amount set as a condition to closing this offering. Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

This offering involves "rolling closings," which may mean that earlier investors may not have the benefit of information that later investors have. We may conduct closings on funds tendered in the offering at any time. At that point, investors whose subscription agreements have been accepted will become our stockholders. We may file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our stockholders and will have no such right.

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

The value of your investment may be diluted if the company issues options or additional shares at a lower price. The company currently does not have a stock based incentive plan but it may establish one to attract skilled personnel. The issuance of stock or options under any such plan may dilute the value of your holdings. The company views stock based incentive compensation as an important competitive tool, particularly in attracting both managerial and sales talent.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in our Series A Preferred Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Series A Preferred Stock and the pro forma net tangible book value per share of our Series Preferred Stock after this offering.

The following table demonstrates the price that new investors are paying for their shares of Series A Preferred Stock with the effective cash price paid by existing stockholders. In September 2020, we amended and restated our certificate of incorporation to effect a 2,000:1 forward stock split of our outstanding Common Stock. The below table is based upon the instruments issued and outstanding as of August 31, 2020, with all information being adjusted to give effect to the stock split. The dilution disclosures contained in this section.

	Years Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	2016	20,000,000		20,000,000		$0.00001

Total Common Stock Equivalents					$

Investors in this offering, assuming $50.0 million raised			10,000,000	10,000,000		$5.00

Total after inclusion of this offering		20,000,000	10,000,000	30,000,000		$1.67

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2020 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2021 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

 This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of shares of Common Stock underlying convertible notes that the company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

The net proceeds of a fully subscribed offering to the issuer will be approximately $41,500,000, after deducting the estimated offering expenses of approximately $8,500,000.

The following table sets forth the company’s planned use of the net proceeds under various funding scenarios:

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Gross Offering Proceeds	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Less:
Estimated Offering Expenses (1)	$2,125,000	$4,250,000	$6,375,000	$8,500,000
Estimated Net Offering Proceeds	$10,375,000	$20,750,000	$31,125,000	$41,500,000
Hiring sales and operational staff	$1,225,000	$2,450,000	$3,675,000	$4,900,000
Marketing and advertising	$1,050,000	$2,100,000	$3,150,000	$4,200,000
Acquisition of warehouse facilities	$825,000	$1,650,000	$2,475,000	$3,300,000
Inventory	$2,150,000	$4,300,000	$6,450,000	$8,600,000
Debt Repayment (2)	$60,000	$60,000	$60,000	$60,000
Working capital	$5,065,000	$10,190,000	$15,315,000	$20,440,000
Total	$10,375,000	$20,750,000	$31,125,000	$41,500,000

(1)	Includes the following estimated fees: fees paid to Manhattan Street Capital, accounting and audit fees of $30,000, legal fees of $150,000, Edgar publishing fees, marketing and advertising consulting fees of $400,000 plus additional amounts for marketing expenses, escrow fees and blue sky compliance fees of $15,000. See “Plan of Distribution and Selling Security Holders” for a discussion of these fees.
(2)	Based on approximate amounts outstanding as of June 30, 2020, after giving affect to our September 2020 repayment of our Paypal loan and our loan from the U.S. Small Business Administration and the repayment and termination of our Chase line of credit, as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

If we only raise $1,000,000 in net proceeds or less, we intend to, in order of priority, repay all amounts due under our remaining Amex loan and invest $450,000 on inventory, $265,000 on hiring sales staff and retain the balance for working capital needs. If we raise between $3,000,000 and $6,000,000 in net proceeds, in addition to the above, we intend invest $2,000,000 on warehouse facilities, $1,000,000 on marketing and advertising, $500,000 on additional inventory and $500,000 on additional sales and operational staff.

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

THE COMPANY’S BUSINESS

Overview

At Lux Flooring, our passion is resilient flooring. Focusing on a specific product category enables us to guarantee that our customers benefit from excellent products and customer service. Our mission is to offer high quality products at affordable pricing. We sell flooring for use in both residential and commercial applications to a variety of customer types including retail, wholesale and direct to consumer. Lux Flooring was incorporated in Delaware in July 2016.

Products

All of our products are manufactured to meet our high standards for quality. We pride ourselves on delivering great products at affordable prices. Our commitment to complete customer satisfaction is why we offer a limited warranty on every one of our products covering defects relating to a manufacturing flaw such as a signiﬁcant loss of pattern or color. We offer a warranty on all of our products and the warranty length is dependent on the installed location. We offer a lifetime warranty when products are installed in residential applications and a 15 year warranty when products are installed in a commercial applications.

Currently, all of our products are formulated with a top wear layer measuring 20/1000 of an inch. Products with this wear layer allows for long term use in both commercial and residential applications and gives us the ability to market our products to a broad spectrum of customers. We currently offer 20 styles of flooring in the following collections:

●        Urban – best-selling classic color styles

●        Vintage – warm colors combined with a stunning wood grain look

●        Grove – varieties of natural wood styles

●        Exotic – fresh, funky and distinct styles to give any room a unique look

All of our product styles are available in two product lines LVT and SPC Rigid Core. LVT is installed by gluing down the product and SPC is installed by a interlocking mechanism. Our dual product lines allow for a customer to choose a preferred style and installation method without being limited to a specific range of styles that might only be available using one type of installation method. Our competition usually does not provide that flexibility, rather they generally provide specific styles for each installation type. We focus solely on product sales and do not offer installation services. This model allows us to sell to retail stores and others who might not purchase from us otherwise.

We currently source our products from a manufacturing facility located in China. We have a strong working relationship with this supplier and attractive terms for product pricing and payment. We have also identified a backup manufacturer factory available to fulfill orders in the event that our main supplier is unable to do so.

Currently, we rely on a warehouse storage contract with Humble Warehouse LLC to provide public warehousing facilities. Under this agreement, Humble charges us storage fees on a per pallet basis as well as handling and loading and unloading fees, subject to a minimum monthly amount of $5,000. Humble receives, unloads and stores our inventory of flooring products and packages and assists in delivering purchased products to our customers. This enables us to optimize our overhead costs to meet our level of sales and corresponding inventory needs. As our revenues continue to grow, we will need to significantly increase our inventory and we anticipate the need to lease or purchase our own warehouse facility in the future to accommodate this growth.

Customers

Our customers generally consist of a variety of accounts that include distributors, retail stores, contractors, flooring installers and direct use customers. ACF Distributors, a wholesale distributor of flooring products, comprised approximately 28% of our 2019 sales.

Our current sales have been generated through a variety of methods. These methods include in person sales, specification by designers, resale accounts, word of mouth and website leads. A majority of our sales through 2019 have been generated through product specification by designers and from customer inquiries rather than active marketing on our part. We recently hired a sales representative who currently focuses on actively marketing our products primarily to resale customers and receives commissions ranging from 3% to 5% of the gross sales that he closes.

Strategy

We have seen strong sales growth in the past few years within our geographic market and believe that we can achieve extremely strong growth by building out our sales team and expanding our geographic footprint. We intend to build a sales team to include at least one representative in every state where we will actively seek new customers by setting up in person meetings with potential customers. We have found that in person meetings yield the best outcomes as it helps us gauge what we can offer to the potential customer in order to win the sale. We also intend to increase inventory capacity and operational support to cover an expanded sales region. We will look to hire additional employees as sales continue to increase. Currently we use public warehousing space but will look to acquire our own warehouse facilities, either through a purchase or a lease, to accommodate our growth.

Market

We currently sell and ship to all areas in the US and have the capability to ship overseas as well, though to date we have not had any international sales. Our revenue opportunities come from new construction as well as renovation of existing buildings. Since our inception, we have seen strong revenue growth year over year and we expect that growth to continue as customer demand continues to strongly move toward resilient products due to the low cost and easy long term maintenance.

According to a new report by Reports and Data published in July 2020 (https://www.reportsanddata.com/report-detail/resilient-flooring-market), the global resilient flooring market is forecasted to grow at a rate of 6.8% from $36.79 billion in 2019 to $59.43 billion in 2027. The increasing investments in infrastructure projects, rising environmental concerns and rapid urbanization are the key factors propelling the growth of the global resilient flooring market. The resilient flooring has seen an upswing in demand in the past few years due to the growth of residential, commercial and industrial construction projects. The investments in these sectors have facilitated the use of more creative floor covering technologies. Rapid urbanization has generated a wave of renovation and remodeling activities, increasing demand in the flooring industry. Along with growing investments in the construction industry, the rise in infrastructure to keep up with lifestyle changes contributes to increased demands. Product innovation and customization are one of the few parameters which drive market growth. Government regulations restrict any use of harmful flooring materials and mandate producers to abide by the Leadership in Energy, and Environmental Design (LEED) certification for the Volatile Organic Compound (VOC) emissions which has encouraged extensive technological developments and advancements in the resilient flooring market.

The resilient flooring products are economical and offer durability and flexibility. They offer lower maintenance benefits and are easy to install. The increasing incomes of people across the globe as well as improving standards of living have steered consumer preferences to the adoption of more aesthetically appealing floor design technologies.

During the past few years, the development of creative floor covering technologies and changing developments in building solutions and floor design has been crucial in industrial growth.

Competition

We face strong competition in our business. Our competitors include national and international flooring manufactures along with other smaller brands. Many of these competitors have far greater resources than we do and carry a broader line of flooring products that we do. Principal attributes of competition include product performance, product styling, service and price. Additionally, we compete with alternative products or finishing solutions such as carpet, stone, wood, ceramic products and stained concrete. There is excess industry capacity for certain products in our markets, which tends to increase price competition. The following companies are our primary competitors: Manning Mills, Inc., Shaw Industries, Inc. and Armstrong Flooring Inc.

Typically, each company has a distinct style in its product line. We believe that our range of product styles, competitive pricing and versatility of installation options set us apart from our competitors.

Employees

We currently have 1 full time employee, 1 part-time employee, and an independent sales representative.

Legal Proceedings

We are not subject to any legal proceedings.

THE COMPANY’S PROPERTY

We lease our corporate office space under a monthly payment arrangement but have not entered into a written lease for this office space. As discussed above, we do not own or rent specific warehouse facilities, instead relying on a public warehousing facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2019.

Overview

We were incorporated in Delaware on July 6, 2016 and have generated revenues since 2016. We are engaged in the marketing and distribution of flooring materials to residential and commercial properties.  We derive revenues almost entirely from the sale of resilient flooring products. The remainder of our revenue relates to sales of flooring adhesive for glue down-based installation flooring as a convenience for our customers. Our cost of goods sold reflects the costs of sourced flooring products. Our other major expenses consist of payments to our public warehouse facility, which charges on a per pallet basis, and import related fees such as freight, port drayage and tariffs.

Results of operations

Year Ended December 31, 2019 and Year Ended December 31, 2018

	For the year ended December 31, 2019	For year ended December 31, 2018
Revenues	$1,380,233	$743,344
Less: Cost of goods sold	1,000,203	409,457
Gross profit	380,030	333,887

Operating Expenses:
General and administrative	206,418	118,534
Sales and marketing	53,746	31,444
Total Operating Expenses	260,164	149,978

Net operating income (loss)	119,866	183,909

Interest expense	4,069	–

Tax provision (benefit)	–	–

Net income (loss)	$115,797	$183,909

Our revenue increased 85.7% from 2018 to 2019 as a result of an increase in total flooring sold in 2019; while cost of good sold increased 144.3% over the same period. Our gross margin was 27.5% in 2019 compared to 44.9% in 2018. The increase in cost of goods sold relative to revenues was due to a temporary 25% increase in trade tariffs on imported goods from China. These trade tariffs were temporarily lifted in 2020 and we have applied to get a refund of the increased tariffs paid in 2019. We are hopeful that a trade agreement with China is reached thus lifting the increased tariffs permanently. Even with the increased tariffs, we are still profitable with our current resale pricing structure. In the event a trade agreement is not reached and the cost of goods become unsustainable, we will look to switch manufacturing to another country or start to manufacture in the United States.

General and administrative expenses for the year ended December 31, 2019 consist primarily of the cost of our public warehousing arrangements, office lease and employee salaries. As a percentage of revenue, general and administrative expenses comprised 15.0% in 2019 compared to 15.9% in 2018, reflective relatively flat fixed office lease and compensation expense, offset by increased warehouse facility costs due to increased inventory. Sales and marketing expenses represent website updates and optimization, product samples and displays and trade show expenses and increased 70.9% reflecting increased spending on trade show expenses. As a percentage of revenue, sales and marketing expenses declined to 3.9% in 2019 from 4.2% in 2018. In light of the cost effectiveness of our sales and marketing spend in generating additional revenue, we intend to use a portion of the proceeds from this offering to significantly increase our sales force, both in numbers and geographical coverage, and our warehousing facilities. Interest expense reflects interest payments made under our debt facilities described below.

Our profit margins declined to 8.4% in 2019 from 24.7% in 2018, primarily as a result of the increased trade tariffs on imported goods from China.

Liquidity and Capital Resources

As a result of increased inventory levels and associated decreased accounts payable and increased accounts receivable, cash used in operations was $320,052 in 2019, compared to cash provided by operations of $98,052 in 2018.

In 2019, we entered into two working capital facilities to finance our increased purchases of inventory: a loan in the principal amount of $75,000 from American Express Small Business Loans, with interest payable at the fixed rate of 6.98%, compounded monthly, and maturing in October 2022; and a PayPal Loanbuilder loan in the principal amount of $100,000 plus a total fee amount of $7,904 and maturing in November 2020. As of June 30, 2020, there was approximately $60,000 in principal outstanding on the American Express loan and approximately $62,000 outstanding on the PayPal loan including the remaining fee amount. We also entered into a line of credit with JP Morgan Chase Bank N.A. (the “Bank”) in August 2019 providing for borrowings of up to $100,000 at an interest rate of 2.55% over the Bank’s prime rate. In April 2020, we increased our line of credit facility with the Bank to provide for up to $180,000 in borrowing capacity with interest payable at at the rate of 2.30% per annum above the Bank’s prime rate, increasing to a rate of 5.30% per annum above prime, at the Bank's option, upon the occurrence of any default. As of June 30, 2020, approximately $174,000 was outstanding under this facility. In June 2020, we obtained a $150,000 loan from the US government’s Small Business Administration (“SBA”), with a term of 30 years, bearing 3.75 percent interest per annum and secured by all of our assets.

A number of our credit arrangements contained restrictive covenants that would have prevented or restricted our ability to create and issue preferred stock in this offering as well potentially our ability to grow our business. As a result, in September 2020, our founder and President contributed approximately $234,000  in capital to the company with which we paid off all amounts outstanding under our Paypal loan, our SBA loan and repaid all amount outstanding under, and terminated, our Chase line of credit facility.

We currently anticipate that we will need to enter into a line of credit facility for cash flow management purposes to address timing differences between purchases of inventory and sales and to enable and support our growth. We cannot assure you that we will be able to secure this facility. If we do secure a line of credit, it may contain covenants that prohibit or restrict our ability to paying dividends to stockholders, including with respect to the Preferred Stock being offered in this offering, incur debt (including capital leases and operating leases) or liens, make guarantees, engage in different business activities or fundamental transaction (such as mergers, acquisitions, consolidations or a liquidation), or make investments.

Trend information

The COVID-19 pandemic in the United States has resulted in high levels of unemployment and fundamental shifts in commercial and consumer behavior, including sharp decreases in the use of public gathering spaces, such as restaurants, sports and entertainment venues, as well as sharp increases in remote, or at home, work. The impact of the pandemic on our future results is unknown; however, continued high rates of unemployment and declines in demand generally are likely to put significant pressure on business and expansion plans.

Volatility in financial markets and the continued softness or further deterioration of national and global economic conditions could have a material adverse effect on our financial condition, liquidity or results of operations, including as follows:

●	the financial stability of our customers or suppliers may be compromised, which could result in additional bad debts for us or non-performance by suppliers, pricing pressure from our customers, in particular from our large distributor and retail store customers, resulting in declining gross margins and increasing net losses;
●	commercial and residential consumers of our products may postpone spending in response to tighter credit, negative financial news and/or stagnation or further declines in income or asset values, which could have a material adverse impact on the demand for our products, potentially resulting in significant inventory impairments and write-downs, increased default rates and increasing accounts receivable reserves.

Continued or sustained deterioration of economic conditions would likely exacerbate and prolong these adverse effects. To the extent that we are not able to maintain pricing at a level to support our costs of goods and expenses, our business may not survive.

Fluctuations in tariffs on goods from China have had a significant impact on our margins and may continue to do so in the future. If we choose to source our products from a different country to avoid escalating tariffs, we may face higher product prices. We also face the inherent risks associated with a general economic downturn and resulting higher levels of unemployment and decreased demand for our products. We may purchase inventory in anticipation of the current level of demand, especially as we expand out business, and then subsequently face a decrease in that demand. We may need to lower prices to reduce our inventory levels, which could negatively impact our profitability.

If demand for our products increases, as we expand our business, we would need to increase our inventory. This will lead to an increased need for working capital, warehousing and employees. We may reach the point where it makes financial sense to lease or purchase our own warehouse facility. Each of these will require significant upfront costs prior to our recording corresponding revenue, which will result initially in significant losses.

See the section entitled “Implications of Being an Emerging Growth Company” at the beginning of this Offering Circular for a discussion of the modified reporting requirements for “emerging growth” companies that we may take advantage of should be become a public reporting company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officer and director is listed below:

Name	Position	Age	Date Appointed to Current Position	Approximate Hours Per Week (if part-time) / full-time
Executive Officers
Benjamin Weinstein	Founder and President	35	July 2016	20
Directors
Benjamin Weinstein	Director	35	July 2016

Benjamin Weinstein

Benjamin Weinstein is currently the President of Lux Flooring. He founded the company in 2016 and continues to focus on its growth. Prior to starting Lux Flooring, Mr. Weinstein developed several luxury single-family homes in New Jersey from 2015-2017. He has also worked as a property manager from 2010 to present. Besides for running the day-to-day operation of Lux Flooring, Mr. Weinstein currently owns and manages multifamily properties across several states. See “Interest of Management and Others in Certain Transactions.” Mr. Weinstein holds a First Talmudic Degree from Yeshiva Shaarei Torah of Rockland.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated our executive officer and director on as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Benjamin Weinstein	Founder and President	15,000	0	15,000

We have no employment agreement setting out the terms of compensation that Mr. Weinstein may be paid. Mr. Weinstein, as our sole director and executive officer, determines his compensation each year based on the time he devotes to our business relative to his other business activities, as well as the performance of our business and available cashflow. The compensation paid to Mr. Weinstein in 2019 is not necessarily reflective of market rates nor representative of amounts that may be paid in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

In September 2020, we amended and restated our certificate of incorporation to effect a 2,000:1 forward stock split of our outstanding Common Stock. The following table sets out, as of August 31, 2020, the voting securities of the company that are owned by our executive officer and director with all information being adjusted to give effect to the stock split. The company’s voting securities consist of its shares of Common Stock.

No other person holds more than 10% of any class of the company’s voting securities or has the right to acquire those securities. The address of the officer and director is the Company’s address as set forth on the cover page of this Offering Circular.

Name and address of beneficial owner	Title of class*	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Benjamin Weinstein	Common Stock	20,000,000		100%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Mr. Weinstein is the managing partner, and sole or partial owner, of a number of limited partnerships that invest in and manage real estate. We have entered into and may continue to enter into sales transactions with Mr. Weinstein or real estate businesses controlled by Mr. Weinstein. In 2019 and 2020 (through June 30, 2020), approximately $117,000 of our revenues were derived from sales transactions with Mr. Weinstein or real estate limited partnerships of which Mr. Weinstein is the general partner.

Mr. Weinstein provided a guarantee of our obligations under our line of credit facility and our PayPal Loan builder loan, both of which have been repaid in full and terminated.

SECURITIES BEING OFFERED

The company is offering up to 10,000,000 shares of Series A Preferred Stock.

CAPITAL STOCK

General

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation (“Restated Certificate”), our bylaws and the Certificate of Designations for our Series A Preferred Stock. Copies of each of these documents have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to these documents and to the applicable provisions of Delaware law.

In September 2020, we amended and restated our certificate of incorporation to effect a 2,000:1 forward stock split of our outstanding Common Stock. The following table sets out, as of __________________, 2020, our authorized and outstanding capital stock with all information being adjusted to give effect to the stock split.

Class	Authorized	Issued and Outstanding
Common Stock, par value $0.00001 per share	40,000,000	20,000,000
Series A Preferred Stock, par value $0.00001 per share	12,000,000	0
Blank Check Preferred Stock, par value $0.00001 per share	8,000,000	0

Common Stock

Voting Rights

Each holder of the company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Dividend Rights

Holders of voting Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds, subject to the preferences of the Preferred Stock.

The company has never declared or paid cash dividends on any of its capital stock.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of voting Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders on a pari passu basis with the holders of the Preferred Stock (on an as converted basis) after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of shares of outstanding Preferred Stock.

Blank Check Preferred Stock

The company’s Board of Directors is expressly authorized to provide, out of up to 20,000,000 shares of undesignated Preferred Stock, for one or more series of Preferred Stock and, without the consent or vote of the company’s stockholders, with respect to each such series, to fix the number of shares constituting such series. The Board of Directors, in connection with this offering, has authorized the issuance of the Series A Preferred Stock and has reserved 12,000,000 shares for issuance thereof, including shares that may be issued upon exercise of the warrants issued to Manhattan Street Capital in connection with this offering.

With respect to the remaining 8,000,000 shares of Preferred Stock available for issuance, the company’s Board of Directors may authorize the issuance of one or more series of Preferred Stock with such rights, privileges, preferences, qualifications, limitations or restrictions as the Board of Directors determines. Such additional series of Preferred Stock may be subordinated to, pari passu with, or senior to the Series A Preferred and/or Common Stock, including with respect to liquidation preferences, dividends and/or approval of matters by vote or written consent.

Series A Preferred Stock

Voting Rights

Except as otherwise required by law, shares of Series A Preferred Stock are not entitled to vote on any matters submitted to a vote of stockholders of the company. Under the Delaware General Corporation Law, holders of Series A Preferred Stock are entitled to vote on a limited number of other corporate actions, including:

•	an amendment to the Certificate of Incorporation that would increase or decrease the par value of the Series A Preferred Stock or alter or change the powers, preferences, or special rights of the Series A Preferred Stock so as to affect them adversely,

•	conversion of the company to a limited liability company, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business including a general or limited partnership or a corporation domiciled in another state and

•	a transfer to or domestication in any non-U.S. jurisdiction, either ceasing or continuing to exist as a Delaware corporation.

Dividends

Dividends on the Series A Preferred Stock will be payable only when, as, and if declared by the company’s board of directors and the company is under no obligation to pay any dividends. The company has never declared dividends on its capital stock, instead retaining cash to grow its business.

While we do intend to declare dividends from time to time, as and when determine by our board of directors, we cannot assure that we will do so or that we will have sufficient surplus or profits to enable us to declare dividends under Delaware law.

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, a dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price ($5.00 per share); provided that if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of its capital stock, the dividend payable to the holders of Series A Preferred Stock will be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid out of the assets of the company available for distribution to its stockholders, before any payment is made to the holders of Common Stock, an amount per share equal to the Series A Original Issue Price, together with any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the company, the assets of the company available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled, the holders of shares of Series A Preferred Stock will share ratably in any distribution of the company’s assets available for distribution.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, after the payment in full of all amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the company available for distribution to its stockholders will be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata and on an as converted basis.

Mandatory Conversion

All outstanding shares of Series A Preferred Stock will automatically convert into shares of Common Stock, at the then applicable Series A Conversion Ratio, which is initially equal to one (1) share of Common Stock to one (1) share of Series A Preferred Stock, upon:

•	the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act,

•	a merger or consolidation in which: (i) the company is a constituent party or (ii) a subsidiary of the company is a constituent party and the company issues shares of its capital stock pursuant to such merger or consolidation, except in each case any such merger or consolidation involving the company or a subsidiary in which the shares of capital stock of the company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; provided that all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of any securities of the company outstanding immediately prior to such merger or consolidation will be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged,

•	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the company or any subsidiary of the company of all or substantially all of its assets,

•	the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the company if substantially all of the assets of the company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the company, or

•	the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a single class on an as-converted basis,

The initial Series A Conversion Ratio is subject to adjustment for any stock split or combination of the Company’s Common Stock, the distributions to holders of Common stock in the form of additional shares of Common Stock or other securities of the company, recapitalization, reclassification, or other changes to the company’s Common Stock, and certain mergers or consolidations involving the company.

No fractional shares of Common Stock will be issued upon conversion of Series A Preferred Stock. The aggregate number of shares of Common Stock issued to a holder upon conversion of its shares of Series A Preferred Stock will be rounded down to the nearest whole share of Common Stock.

Redemption

Unless prohibited by Delaware law governing distributions to stockholders, the company may redeem some or all of the outstanding shares of Series A Preferred with the written consent of the holder or holders thereof at a price per share (in each case, “Redemption Price”) as agreed in writing between the Corporation and the relevant holder or holders of the Series A Preferred Stock. Redemption is not required to be ratable among all holders of the Series A Preferred Stock and the Redemption Price is not required to be the same for each holder of Series A Preferred Stock to be redeemed or for each such share of Series A Preferred Stock held by any holder. Upon redemption of any shares of Series A Preferred Stock, all rights with respect to such shares will terminate, except the right of the holders to receive the redemption price plus any declared and unpaid dividends.

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

We are offering a maximum of 10,000,000 shares of Series A Preferred Stock at a price of $5.00 per share on a “best efforts” basis. There is no minimum offering amount. The minimum investment is $250, or 50 shares of Preferred Stock.

We plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the website www.manhattanstreetcapital.com/luxflooring, as well as on our own website www.luxflooring.com. Prospective investors may subscribe for our shares in this offering only through the Manhattan Street Capital website.

The offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the offering is earlier terminated by the company, in its sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us.

The Company is offering its securities in all states other than Texas, Florida, Arizona, and North Dakota. We are not engaging any broker-dealers at this time, and until we do, we do not expect to have any associated broker-dealer fees. In the event engage a broker-dealer, we will file a supplement to the Offering Statement of which this Offering Circular forms a part.

The Company has engaged an independent consultant to design and develop our offering page along with our advertising campaigns and investor communications, manage, test and optimize our ongoing paid advertising campaigns and ongoing investor marketing initiatives. We estimate that these services will cost approximately $400,000.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase the securities. We may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). The funds tendered by potential investors will be held by Prime Trust, LLC, as escrow agent, and will be transferred to us upon closing. A closing will occur each time we accept funds. Upon closing, funds tendered by investors will be made available to us by our escrow agent for our use and such investors will receive their securities.

Online Platform

The company entered into an engagement agreement (the “Engagement Agreement”) with Manhattan Street Capital. In connection with this offering, the company will pay Manhattan Street Capital fees of $5,000 per month while the offering is live for investment or reservations, including any “testing the waters,” plus ten-year cashless exercise warrants to purchase the same value of Series A Preferred Stock at an exercise price of $5.00 per share. Further, the company will pay Manhattan Street Capital a technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account plus ten-year cashless exercise warrants to purchase the same value of Series A Preferred Stock at an exercise price of $5.00 per share. The above fees do not include fees for back-end services including, but not limited to: payment processing, digital currency conversion, escrow and technology fees, AML check, and accredited investor verification. These fees may include:

●	AML check fees between $2 and $6 per investor, depending on the location of the investor and
●	A technology license fee of $300 per month.

The company will also pay Manhattan Street Capital $90,000 in cash as a project management retainer fee, plus ten-year cashless exercise warrants to purchase the same value of Series A Preferred Stock at an exercise price of $5.00 per share.

All fees are due to Manhattan Street Capital regardless of the success of the offerings.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Escrow Agent

The company has entered into an Escrow Services Agreement with Prime Trust, LLC (the “Escrow Agent”). Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by check, wire transfer, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving Units; escrowed funds may be returned.

For its services, Escrow Agent will receive fees of approximately $150,000, assuming the maximum amount of $50,000,000 is raised in this offering. The Escrow Agent has not investigated the desirability or advisability of an investment in the units nor approved, endorsed or passed upon the merits of purchasing the securities.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Common Stock in this offering, you should complete the following steps:

1.	Go to www.manhattanstreetcapital.com/luxflooring, click on the “Invest Now” button.
2.	Complete the online investment form.
3.	Deliver funds directly by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt.
4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor.
5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. The company will review all subscription agreements completed by the investor, after which the funds may be released by the Escrow Agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information.

All funds tendered (by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH, check or debit card will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the offering is oversubscribed in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, there is no maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Transfer Agent

The company has also engaged Colonial Stock Transfer Company, Inc. (“Colonial”), a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The company estimates the aggregate fee due to Colonial for the above services to be $6,000 annually.

Incentives

The company intends to offer marketing promotions to encourage potential investors to invest, which may include offers such as branded promotional merchandise and discounts on the purchase of the Company’s products. Details on the company's current incentives can be found on the company's offering page found at www.manhattanstreetcapital.com/luxflooring.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

No Selling of Previously Outstanding Securities

No securities are being sold for the account of existing security holders; all net proceeds of this offering will go to the company.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

LUX FLOORING INC.

(a Delaware corporation)

Financial Statements for the calendar years ended

December 31, 2019 and 2018

F-1

INDEPENDENT AUDITOR’S REPORT

September 24, 2020

To:	Board of Directors, LUX FLOORING INC. Attn: Ben Weinstein
Re:	2019-2018 Financial Statement Audit

We have audited the accompanying consolidated financial statements of LUX FLOORING INC. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, shareholder equity, and cash flows for the calendar year period of 2019 and the period of October 25, 2018 (inception) and ending December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-2

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations, shareholder equity and its cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes to the financial statements, the Company has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

September 24, 2020

F-3

LUX FLOORING INC.

BALANCE SHEET

As of December 31, 2019 and 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$103,243	$82,089
Accounts receivable	107,131	58,740
Inventories	576,998	276,702
Total current assets	787,372	417,531

Total Assets	787,372	417,531

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable	6,556	93,718
Notes and credit line payable – current portion	204,629
Total Current Liabilities	211,185	93,718

Notes payable – non-current portion	49,705	0

Total Liabilities	260,890	93,718

SHAREHOLDER’S EQUITY

Common Stock (10,000 shares of $0.01 authorized, issued and outstanding as of December 31, 2019 and 2018)	100	100
Additional paid-in capital	86,772	(100)
Retained earnings	439,610	323,813
Total Shareholders' Equity	526,482	323,813

Total Liabilities and Shareholder’s Equity	$787,372	$417,531

F-4

LUX FLOORING INC.

STATEMENT OF OPERATIONS

For Years Ending December 31, 2019 and 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	2019	2018
Revenues	$1,380,233	$743,344
Less: Cost of goods sold	1,000,203	409,457
Gross profit	380,030	333,887

Operating expenses
General and administrative	206,418	118,534
Sales and marketing	53,746	31,444
Total operating expenses	260,164	149,978

Net Operating Income (Loss)	119,866	183,909

Interest expense	4,069	0

Tax provision (benefit)	0	0

Net Income (Loss)	$115,797	$183,909

F-5

LUX FLOORING INC.

STATEMENT OF SHAREHOLDER EQUITY

For Years Ending December 31, 2019 and 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	Common Stock		Additional	Retained	Total Shareholder
	# of shares	$	Paid-In Capital	Earnings	Equity
Balance as of January 1, 2018	10,000	$100	$13,735	$139,904	$153,739
Owner distributions			(13,835)		(13,835)
Net income (loss)				183,909	183,909
Balance as of December 31, 2018	10,000	$100	(100)	323,813	(228,899)
Capital contributions			86,872		86,872
Net income (loss)				115,797	115,797
Balance as of December 31, 2019	10,000	$100	$86,772	$439,610	$526,482

F-6

LUX FLOORING INC.

STATEMENT OF CASH FLOWS

For Years Ending December 31, 2019 and 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	2019	2018
Operating Activities
Net Income (Loss)	$115,797	$183,909
Adjustments to reconcile net income (loss) to net cash provided by operations:
Changes in operating asset and liabilities:
(Increase) Decrease in accounts receivable	(48,391)	(38,029)
(Increase) Decrease in inventories	(300,296)	(132,631)
Increase (Decrease) in accounts payable	(87,162)	84,803

Net cash used in operating activities	(320,052)	98,052

Investing Activities
None	0	0

Net cash used in operating activities	0	0

Financing Activities
Proceeds from notes payable and line of credit	254,334	0
Distributions to owner	0	(13,835)
Proceeds from capital contributed	86,872	0

Net change in cash from financing activities	341,206	(13,835)

Net change in cash and cash equivalents	21,154	84,217

Cash and cash equivalents at beginning of period	82,089	(2,128)
Cash and cash equivalents at end of period	$103,243	$82,089

Cash paid for interest	$4,069	$0
Cash paid for income taxes	$0	$0

F-7

LUX FLOORING INC.

NOTES TO FINANCIAL STATEMENTS

See Independent Auditor’s Report

For Years Ending December 31, 2019 and 2018

NOTE 1 – NATURE OF OPERATIONS

LUX FLOORING INC. (which may be referred to as the “Company”, “we,” “us,” or “our”) was incorporated in Delaware on July 6, 2016. The Company is engaged in the marketing and distribution of flooring materials to residential and commercial properties.

Since Inception, the Company is a development stage and has relied on securing loans, funding from founders and proceeds from product sales. As of December 31, 2019, the Company has produced cash from the operations of the business, however the extent to which the owner has been compensated suggest that market rate compensation for the chief executive could cause the operating cash flow to be substantially reduced. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 8). During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 8) and the receipt of funds from revenue producing activities. If the Company cannot secure additional capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. Additionally, in 2020, the Company faces economic uncertainty due to the COVID-19 pandemic.

F-8

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2019 and 2018, the Company had $103,243 and $82,089 of cash on hand, respectively.

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to forty years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2019, the Company did not have any fixed assets and there was no impairment.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

F-9

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Revenue Recognition

Sales Income - During 2019, the company adapted the provision of ASU 214-09 Revenue from Contracts with Customers (“ASC 606”).

ASC 606 provides a five-step model for recognizing revenue from contracts:

•	Identify the contract with the customer
•	Identify the performance obligations within the contract
•	Determine the transaction price
•	Allocate the transaction price to the performance obligations
•	Recognize revenue when (or as) the performance obligations are satisfied

The Company’s primary source of revenue is the sales of its flooring products. As a result, the Company transfers control of the product at the time of delivery, and therefore recognizes revenue and the associated products costs of the sale at the same point in time.

Accounts Receivable

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices. As of December 31, 2019 and 2018, the Company had $107,131 and $58,740 balances of accounts receivable, respectively.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Inventories

The Company maintains inventory for sale to customers. The Company values inventory at cost (subject to any accruals obsolescence, spoilage, or other loss) on a first-in, first-out basis. As of December 31, 2019 and 2018, the Company had $576,998 and $276,702 of inventory, respectively.

Advertising

The Company expenses advertising costs as they are incurred.

F-10

Recent Accounting Pronouncements

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – INCOME TAX PROVISION

The Company has made a valid S corporation election for US federal tax purposes. Thusly, the Company does not pay taxes on its own account, but rather allocates the Company’s net income, credits, gains and losses to its shareholder. The Company filed its corporate income tax return for the period ended December 31, 2019 and 2018. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company compensates Mr. Ben Weinstein, its founder and chief executive for services rendered to the Company. In the years ended 2019 and 2018, the Company paid Mr. Weinstein $15,000 and $20,365, respectively. The Company has also made material sales to other entities for which Mr. Weinstein is a general partner.

Because the Company is wholly-owned by Mr. Weinstein, it cannot be guaranteed that this level of compensation or sales prices are commensurate with market rates for the goods and services rendered.

NOTE 5 – DEBT

The Company has obtained a line of credit in 2019 from Chase Bank for a maximum borrowing amount of $100,000. The interest rate on the line of credit was 2.55 percent above the prime borrowing rate (the “Chase LOC”). As discussed in Note 9 below, the Chase Bank extended additional credit under this line of credit in April 2020 and lowered the interest rate on the outstanding balance. Furthermore, in September 2020, the Company repaid the Chase LOC and closed the account.

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Additionally, the Company borrowed $75,000 from American Express National Bank to be repaid over three years at 6.98 percent interest per year. The fully amortizing liability requires a monthly payment of $2,315.

Additionally, the Company borrowed $100,000 for one year from Paypal (the “Paypal Loan”) requiring a weekly payment of $2,075. As discussed below, the Company repaid the Paypal loan in full in September 2020.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company. The Company leases corporate office space under a monthly payment arrangement but has not entered into a written lease for this office space.

NOTE 7 – EQUITY

The Company has a single class of stock, 10,000 shares are authorized, issued and outstanding as of December 31, 2019 and 2018. All of the common stock is owned by the Company’s founder and chief executive, Mr. Weinstein. As discussed below in Note 9, the Company intends to affect a stock split where by one share becomes 2,000 shares and outstanding common stock is increased to 40,000,000 shares. The Company is also going to add 20,000,000 shares of authorized preferred stock.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2016 and may not be generating cash from operations if the Company’s owner and founder was paid a market-based rate of compensation. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Share Recapitalization

As discussed above, the Company intends to recapitalize the shareholdings of the Company by affecting a 2,000:1 stock split, increasing authorized common shares from 10,000 to 40,000,000 and authorizing an additional 20,000,000 shares of preferred stock. After the stock split, the Company would have 20,000,000 common shares issued and outstanding.

Anticipated Crowdfunded Offering

The Company is offering (the “Crowdfunded Offering”) up to $50,000,000 of Series A preferred stock in a securities offering intending to be exempt from registration under Regulation A.

The Crowdfunded Offering is being made through Manhattan Street Capital (“MSC”). MSC is receiving compensation related to the Crowdfunded Offering in cash and ten-year cashless exercise warrants to purchase Series A Preferred Stock at an exercise price of $5.00 per share. As of August 24, 2020, the Company had paid MSC approximately $20,000.

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Procurement of Economic Injury Disaster Loan

As a result of the on-going COVID-19 pandemic, the US government’s Small Business Administration (“SBA”) has underwritten loans made to small businesses suffering economic damages from the pandemic (“EIDL Loans”). The Company obtained $150,000 of EIDL Loans in June 2020. The EIDL Loans are secured by the Company’s assets and are for 30 years, bearing 3.75 percent interest per annum.

Repayment of Outstanding Credit

In September 2020, the Company received an additional capital contribution from Mr. Weinstein sufficient to fully repay and close the credit accounts associated with the Paypal Loan, the Chase LOC and the SBA’s EIDL Loans. The Company repaid these credit accounts and no longer owes amounts under these credit instruments.

Management’s Evaluation

Management has evaluated subsequent events through September 24, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

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PART III

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation
2.2	Amended and Restated Bylaws
2.3	Form of Certificate of Designations
4.1	Form of Subscription Agreement*
6.1	Warehouse Storage Agreement, dated August 20, 2020, between the Company and Humble Warehouse LLC
8	Escrow Services Agreement
11	Auditor’s Consent*
12	Opinion of CrowdCheck Law, LLP*
13	Testing the waters materials, if any*

* To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, New Jersey, on ________________, 2020.

LUX FLOORING INC.

By
Benjamin Weinstein, President

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

Benjamin Weinstein, President, Principal Financial Officer, Principal Accounting Officer and Sole Director

Date: , 2020

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